F O R  I M M E D I A T E  R E L E A S E


CONTACT: Barry Susson                         Tom Ryan or
         Chief Financial Officer              Don Duffy
         (215) 676-6000 x362                  (203) 222-9013

OF:      Deb Shops, Inc.                      Integrated Corporate Relations
         9401 Blue Grass Road                 24 Post Road East
         Philadelphia, PA  19114              Westport, CT  06880

--------------------------------------------------------------------------------



                 DEB SHOPS PRE-ANNOUNCES FOURTH QUARTER RESULTS

                  Announces Date & Time for Internet Broadcast
                     of Fourth Quarter & Full-Year Results


            Fourth Quarter Diluted EPS to Range From $0.61 to $0.63, Compared to Previously Issued Guidance of $0.40 to $0.50

Philadelphia, PA - March 3, 2004 - Deb Shops, Inc. (Nasdaq: DEBS), a leading teen apparel retailer, today announced that it expects fourth quarter diluted earnings per share to be approximately $0.61 to $0.63, versus previously issued guidance of $0.40 to $0.50.

Based on these preliminary fourth quarter results, full year 2004 diluted earnings per share will likely range from $0.91 to $0.93, versus previously issued guidance of $0.70 to $0.80 and compared to $1.84 for the same period last year.

Marvin Rounick, President and CEO of Deb Shops stated, "Fiscal 2004 certainly presented challenges for our management team, however, we are pleased that our preliminary results have exceeded our previously issued guidance. We are continuing to monitor our business closely, and hope to build momentum as we enter fiscal 2005."

Deb Shops, Inc. also announced that the Company will broadcast its conference call to discuss fourth quarter and full-year results over the Internet. The broadcast will be held on Tuesday, March 9, 2004 at 11:00 a.m. Eastern Time, and will be hosted by Barry Susson, Chief Financial Officer. To access the broadcast, please visit http://www.debshops.com and click on Corporate Relations and then Conference Calls in the drop down menu. A replay of the broadcast will be available within one hour of the call.

Deb Shops, Inc. is a national specialty retailer of fashionable apparel, shoes and accessories for juniors in both regular and plus sizes. The Company operates 331 specialty apparel stores in 41 states under the DEB and Tops 'N Bottoms names.


The Company has made in this report, and from time to time may otherwise make, "forward-looking statements" (as that term is defined under federal securities laws) concerning the Company's future operations, performance, profitability, revenues, expenses, earnings and financial condition. This report includes, in particular, forward-looking statements regarding expectations of future performance, store openings and closings and other matters. Such forward-looking statements are subject to various risks and uncertainties. Actual results could differ materially from those currently anticipated due to a number of factors. Such factors may include, but are not limited to, the Company's ability to improve or maintain sales and margins, respond to changes in fashion, find suitable retail locations and attract and retain key management personnel. Such factors may also include other risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 2003. The Company assumes no obligation to update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

--------------------------------------------------------------------------------